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                                                           Exhibit (4)(b)(XV)(b)

                      GE LIFE AND ANNUITY ASSURANCE COMPANY
              GUARANTEED MINIMUM WITHDRAWAL BENEFIT FOR LIFE RIDER
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This rider is added to the Policy and is only available for Annuitant(s) [age 60 through age 85] at the time the Policy is issued. The Annuitant(s) must be the Owner(s). The rider provides for a guaranteed minimum withdrawal benefit for the life of the Annuitant as described below. In order to obtain the full benefit described in this rider, your annual withdrawals must be limited and you must allocate Account Value to the prescribed Investment Strategy. This rider may not be terminated prior to the Maturity Date.

Definitions

Asset Allocation Model - The Asset Allocation Model shown on the Policy Data Pages.

Benefit Date - The date that will be the later of:

     (1) the Account Date; and
     (2) the Valuation Day of the most recent reset of the Withdrawal Base.

Benefit Year - Each one year period following the Benefit Date and each anniversary of that date.

Death Benefit Reduction Percentage - The percentage shown on the Policy Data Pages.

Designated Investment Subdivisions - The Designated Investment Subdivisions shown on the Policy Data Pages.

Gross Withdrawal - An amount withdrawn from Account Value including any surrender charge, any taxes withheld and any premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Investment Subdivisions required for this rider.

Rider Death Benefit - The death benefit payable under this rider. The Rider Death Benefit on the Policy Date is equal to the initial Purchase Payment.

Withdrawal Base - An amount used to establish the Withdrawal Limit. The Withdrawal Base on the Policy Date is equal to the initial Purchase Payment.

Withdrawal Factor - The percentage used to establish the Withdrawal Limit. The Withdrawal Factor is based on the age of the younger Annuitant on the earlier of the Valuation Day of the first withdrawal or the Valuation Day when the Account Value is reduced to zero. Age will be determined as of the later of the Policy Date and the previous Policy anniversary. The percentages are shown on the Policy Data Pages.

Withdrawal Limit - The total amount that you may withdraw in a Benefit Year without reducing the benefits provided under this rider.

Withdrawal Factor Reduction Percentage - The percentage shown on the Policy Data Pages.


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Investment Strategy

This benefit requires investment into an Investment Strategy in order to obtain the full benefit. Benefits may be reduced as described below if you do not invest in the Investment Strategy.

To obtain the full benefits provided under this rider, you must allocate all Account Value to an Investment Strategy which will be provided to you. You must allocate your Policy Value among the following Investment Strategy options shown on the Policy Data Pages for this rider:

     .    the Designated Investment Subdivisions; and/or
     .    the Asset Allocation Model.

You must allocate all Account Value among the Investment Strategy options. If you use the Designated Investment Subdivision option, you must specify the percentage to invest in each Designated Investment Subdivision. Under the Asset Allocation Model option, any percentage of Account Value invested must first be divided into categories in accordance with the percentages shown on the Policy Data Pages. Within each category you must then specify the percentage to invest in each available Investment Subdivision. Each amount allocated to an Investment Subdivision must be at least 1% and not more than the total percentage allowed for each category.

On a monthly basis, we will rebalance Account Value to the Investment Subdivisions according to the percentages that you have chosen. Additionally, unless you instruct us otherwise, on any Valuation Day after any transaction involving a withdrawal, receipt of a Purchase Payment or a transfer of Account Value, we will rebalance your Account Value to the Investment Subdivisions according to the percentages that you have chosen.

Beginning on the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor and Rider Death Benefit will be reduced as follows:

The Withdrawal Factor will be (a) minus (b), where:

     (a) is the Withdrawal Factor; and
     (b) is the Withdrawal Factor multiplied by the Withdrawal Factor Reduction Percentage.

The Rider Death Benefit will be (a) minus (b), where:

     (a) is the Rider Death Benefit; and
     (b) is the Rider Death Benefit multiplied by the Death Benefit Reduction Percentage.

We will not reduce your Withdrawal Factor or Rider Death Benefit if you are not following the Investment Strategy due to a portfolio liquidation or a portfolio dissolution and the assets are transferred from the liquidated or dissolved portfolio to another portfolio.

Guaranteed Minimum Withdrawal Benefit

If you:

     .    allocate all Account Value to the Investment Strategy; and
     . limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit;




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then you will be eligible to receive total Gross Withdrawals in each Benefit
Year equal to the Withdrawal Limit until the first death of an Annuitant.

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Rider Death Benefit will be reduced by the same amount that the Gross Withdrawal reduces Account Value.

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

     (a) is the greater of the Account Value on the prior Policy anniversary and the Withdrawal Base; and
     (b) is the Withdrawal Factor.

The Withdrawal Factor is based on the age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal or the Valuation Day when the Account Value is reduced to zero. Age will be determined as of the later of the Policy Date and the previous Policy anniversary. The Withdrawal Factor percentages are shown on the Policy Data Pages.

Purchase Payments
-----------------

Any Purchase Payment applied to your Policy will adjust your Withdrawal Base and Rider Death Benefit. In order to obtain the full benefit provided by this rider, you must allocate all assets to the prescribed Investment Strategy from the Policy Date. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Withdrawal Base and the Rider Death Beneft. Otherwise, the Purchase Payment will be added to the Withdrawal Base, and the Rider Death Benefit will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and
     (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

We reserve the right to not adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payments.

Restoration or Reset of the Guaranteed Minimum Withdrawal Benefit
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If your Withdrawal Factor and Rider Death Benefit have been reduced because you have not allocated all assets to the prescribed Investment Strategy, you will have a one-time opportunity to restore your Withdrawal Factor and Rider Death Benefit.

You may reset your Withdrawal Base to the current Account Value on a Policy anniversary, at least [three] complete year[s] after your Benefit Date.

There are similarities as well as distinct differences between restoring your Withdrawal Factor and resetting your Withdrawal Base and Withdrawal Factor. The similarities and differences are:


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

------------------------------------------------------------- ---------------------------------------------------------
                     Restore Provision                                            Reset Provision
------------------------------------------------------------- ---------------------------------------------------------
May only be restored on a Policy anniversary, one time        May only be reset on a Policy anniversary, at least
during the life of this rider.                                [three] complete year[s] after your Benefit Date.
------------------------------------------------------------- ---------------------------------------------------------
You must allocate all assets to the Investment Strategy in    You must allocate all assets to the Investment Strategy
effect as of the last Benefit Date prior to the reduction     offered as of the date of the reset.
in benefits.
------------------------------------------------------------- ---------------------------------------------------------
Your rider charge assessed will remain the same as the        Your rider charge may increase, not to exceed an
charge that was in effect as of your last Benefit Date prior  annualized rate of [2.00%], calculated on a daily basis.
to the reduction in benefits.
------------------------------------------------------------- ---------------------------------------------------------
Your Withdrawal Base will be the lesser of the current        Your Withdrawal Base will be reset to equal your Account
Account Value and your prior Withdrawal Base.                 Value as of the date of your reset.
------------------------------------------------------------- ---------------------------------------------------------
The Withdrawal Factor will be restored to 100% of the         The Withdrawal Factor will be reset to 100% of the
original age Withdrawal Factor.                               original age Withdrawal Factor.
------------------------------------------------------------- ---------------------------------------------------------
The Rider  Death  Benefit  will be the  lesser  of  Account   The Rider Death Benefit will be the lesser of Account
Value and total Purchase Payments less Gross Withdrawals.     Value and total Purchase Payments less Gross Withdrawals.
------------------------------------------------------------- ---------------------------------------------------------

For either a restoration of your Withdrawal Factor, or a reset of a new Withdrawal Base, we must receive notice of your election in a form acceptable to us at least 15 days prior to your next rider anniversary. You may restore your Withdrawal Factor and Rider Death Benefit only once during the life of your Policy.

You may not use the restore or reset provision if any Annuitant is age [85] or older on the Policy anniversary prior to receipt of that request. We reserve the right to limit the next available restoration date to a Policy anniversary on or after [three] complete year[s] from the Benefit Date.

Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base and Rider Death Benefit are reduced. The new Withdrawal Base equals the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and
     (b) is the prior Withdrawal Base minus the Gross Withdrawal.

The new Rider Death Benefit equals the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and
     (b) is the prior Rider Death Benefit minus the Gross Withdrawal.

Your Withdrawal Base can never exceed the maximum Withdrawal Base shown on your Policy Data Pages. This maximum amount applies to all contracts that you own with us and our affiliated companies.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.


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Required Minimum Distributions
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The Withdrawal Limit will be increased for any Benefit Year to the extent necessary to meet any minimum distribution requirements under federal tax law. This increase applies only to the required minimum distribution based on the value of the Policy.

Reduction in Account Value

Your Account Value after taking a withdrawal may be less than the amount required to keep your Policy in effect. In this event, your Policy, this rider and any other riders and endorsements will terminate and the following will occur:

     . If the Withdrawal Limit is less than $100, we will pay you the greatest of the Rider Death Benefit, Account Value and the present value of the Withdrawal Limit in a lump sum calculated using the Annuity 2000 Mortality Table and an interest rate of 3%.

     . If the Withdrawal Limit is greater than $100, we will issue you a supplemental contract. We will continue to pay you the Withdrawal Limit until the first death of an Annuitant. We will make payments monthly unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency so that the payment will be at least $100.

Death Provisions

At the death of any Annuitant, a Death Benefit will be payable under this Policy. The Death Benefit payable is the greatest of (a), (b) and (c), where:

     (a) is the Death Benefit as calculated under the base Policy;
     (b) is the Rider Death Benefit; and
     (c) is any amount payable by any other optional death benefit rider.

The Death Benefit payable will be paid according to the distribution rules under the Policy.

Upon the death of any Annuitant, the benefits and charges under the rider will cease on the Valuation Day we receive due proof of death and all required forms at our [Home Office]. The Death Benefit payable under the Policy will be reduced by the sum of any payments, less charges, made after the death of an Annuitant. We may recover from you or your estate any payments made after the death of an Annuitant. All other Death Provisions under the Policy and in any optional death benefit riders, including distribution rules, apply.

Spousal Continuation

If the Designated Beneficiary is a surviving spouse whose age is at least [60] and not more than [85] and who elects to continue the Policy as the new Owner, this rider will continue. As of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our [Home Office], the Withdrawal Base for the new Owner will be the Death Benefit.

The new Withdrawal Factor for the new Owner will be based on the age of that Owner on the date of the first Gross Withdrawal for that Owner.

If the surviving spouse cannot continue the rider, the rider and the rider charge will terminate on the next Policy anniversary.


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Rider Charge

There will be a daily asset charge made for this rider. This charge is added to the Policy's daily mortality and expense charge and applied against all amounts allocated to the Investment Subdivisions. This charge is shown on the Policy Data Pages. The charge for this rider will be reset if you choose to reset your Withdrawal Base and Rider Death Benefit. The new charge will never exceed an effective annual rate of [2.00%]. On the Maturity Date, the charge for this rider terminates.

When this Rider is Effective

The rider becomes effective on the Policy Date. It will remain in effect while this Policy is in force and before the Maturity Date. This rider may not be terminated prior to the Maturity Date. On the Maturity Date, this rider will terminate.

Change of Ownership

We must approve any assignment or sale of this Policy unless under a court ordered assignment.

If you marry after issue, you may add your spouse as a Joint Owner, subject to our approval.

For GE Life and Annuity Assurance Company,

                              /s/ Pamela S. Schutz

                                Pamela S. Schutz
                                    President

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